Exhibit 99

May 1, 2009

Dear Shareholder:

Enclosed is your May 1st dividend of $.07 per common share.

The preliminary estimate of our first quarter earnings will be approximately $.10 per common share. This compares to $.17 per common share for the first quarter of 2008. The difference is primarily in the provision for loan loss. After adjusting for tax, we placed approximately $.18 per share into the reserve for the first quarter of 2009 compared to approximately $.09 per common share for the first quarter 2008. Here is a recap of the first quarter 2009 compared to first quarter 2008.

	2009	2008
Net Interest Income	$9,867,000	$9,642,000
Provision for Loan Loss	$2,102,000	$1,006,000

Net Interest Income after Provision	$7,765,000	$8,636,000
Non Interest Income	$2,387,000	$2,572,000
Overhead Expense	$9,246,000	$9,450,000

Net Income Before Tax	$906,000	$1,758,000
Income Tax	$147,000	$446,000

Net Income	$759,000	$1,312,000

We are very pleased with our net interest income for the quarter which was $225,000 greater than first quarter last year and a $204,000 decrease in overhead expense (even after a substantial increase in FDIC insurance premiums assessed to all banks) compared to first quarter last year. Non-interest income was down from a decrease in trust revenue and service charges (both somewhat economy driven) and in 2008 we had a security gain of $183,000. But the greatest impact to first quarter 2009 earnings compared to 2008 was the additional $1,096,000 provision for loan loss.

If you were unable to attend the annual meeting April 21st, we told those assembled that we were pleased with the corporation’s ability to generate net interest income and with the efforts to reduce overhead expenses. The issue for 2009 will continue to be dollars that will have to be placed into the reserve for loan loss. We continue to stress that loan loss issues are not from exotic or sub-prime lending, but from the impact of the recession on an Ohio economy already stressed from the shift away from a manufacturing base. While there are glimmers for hope for the economy we don’t believe there will be a quick turn-around in our markets.

Until there are consistent positive signs of a turnaround our primary focus will continue to be capital, liquidity, and asset quality.

We strengthened our capital position in January 2009 with the sale of preferred shares to the US Treasury as part of the Capital Purchase Program. This sale of preferred shares increased our tangible capital by approximately one third. There is a cost to the preferred shares, but we believe the added capital prudently strengthens our company. Our commitment remains to redeem those shares as quickly as possible when the economy improves.

We have strengthened our liquidity through a number of measures including attracting additional deposits, implementing the CDARS program which provides additional FDIC coverage for customer deposits, and expanding our ability to draw liquidity from our correspondent banks and the Federal Home Loan Bank. We have liquidity sources which now exceed 30% of our assets. Our strong liquidity position will slightly dampen our interest margin, but just like capital, we strongly believe it is the prudent thing to do in these times.

Asset Quality will be the greatest challenge for the next several quarters. We have dedicated resources to working with customers through their issues and we have dedicated resources for those situations where there is no solution other than foreclosure. With the extent of this business slowdown and double digit unemployment in most of our markets, it is in our best interest to work with customers to weather through their issues. In some cases this is not going to be an option. Some customers and some businesses just aren’t going to survive. In these cases, selling collateral in a depressed market will lead to losses – which you have seen in our provision amounts. We can only bear in mind that the economy will come back and, relative to our 125 year history, the loan loss issues are short term.

On a positive note, we continue to attract deposits and open accounts. We are making loans at the rate of approximately $14,000,000 a month, which is approximately what we receive in payments. We have implemented a rewards program which is designed to generate additional fee income from our nearly 26,000 debit cards. Recession or not, there are opportunities in our markets.

If you have any questions, a call or email are always welcomed. If you would like a hard copy of the annual meeting presentation from April 21st just let me know. It addresses many of the above issues in greater detail.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.